Exhibit 10.17

SEPARATION AGREEMENT AND

GENERAL RELEASE

This Separation Agreement and General Release (the “Separation Agreement and General Release”) is made and entered into as of the 7th day of June, 2007 by and among Wayne Hewett (hereinafter referred to as the “Executive”) and MOMENTIVE PERFORMANCE MATERIALS, INC., a Delaware corporation (the “Company”) and for purposes of Section 4 of this Agreement, MOMENTIVE PERFORMANCE MATERIALS HOLDING INC. (“Holdings”). Capitalized terms used and not defined herein shall have the meaning as provided in the Employment Agreement (as defined below).

W I T N E S S E T H :

WHEREAS, the Executive and the Company are parties to an Employment Agreement dated as of March 19, 2007 (the “Employment Agreement”); and

WHEREAS, pursuant to Section 2(c)(ix) of the Employment Agreement and the Subscription Agreement by and among the Executive and Holdings, dated as of February 28, 2007 (the “Subscription Agreement”), the Executive purchased 10,425 shares of Holdings common stock for an aggregate purchase price of $1,042,500 on March 30, 2007 (such purchased shares, the “Purchased Shares”); and

WHEREAS, the Executive has agreed (i) effective as of June 8, 2007 (the “CEO Start Date”) to resign from his position as Chief Executive Officer (“CEO”) of the Company and to remain a non-officer employee of the Company through the 30-day period after the CEO Start Date (the last day of such period, the “Resignation Date”) and (ii) to resign all offices, directorships and similar positions with the Company, its subsidiaries and related entities (including, without limitation, Holdings), including the Executive’s position as a non-officer employee of the Company, as an officer of Holdings and as a member of the Board of Directors of each of the Company and Holdings; and

WHEREAS, the Executive and the Company have agreed that the Executive’s termination of employment as of the Resignation Date will be treated as a termination by the Executive for Good Reason under Section 3(d) of the Employment Agreement; and

WHEREAS, the parties wish to amend the Employment Agreement to reflect the foregoing and to resolve any and all outstanding issues and claims that may arise out of the Employment Agreement, the Executive’s employment by the Company, its subsidiaries and affiliates and the Executive’s termination of employment; and

WHEREAS, pursuant to Section 4(e) of the Employment Agreement, upon a termination of the Executive’s employment for any reason on or before January 3, 2008, the Company or Holdings is required to purchase all of Executive’s Purchased Shares within 30 days following the Resignation Date for the total purchase price paid by the Executive for such Purchased Shares and pay to the Executive such purchase price by check or wire upon delivery by the Executive of the certificates for such Purchased Shares.

NOW, THEREFORE, in consideration of the mutual promises herein contained, it is agreed as follows:

1. Resignation. Effective as of the CEO Start Date, (i) the Executive shall no longer hold the position of CEO, but shall remain employed by the Company as a non-officer employee through the Resignation Date and shall diligently and in good faith perform all duties requested of him through the Resignation Date and (ii) the Executive shall resign from any offices, directorships, similar positions and other affiliations that the Executive holds or has with the Company, Holdings and their respective subsidiaries, affiliates and related entities (collectively, the “Company Entities” and each, a “Company Entity”), including, without limitation, his position as an officer of Holdings and as a member of the Board of Directors of each of the Company and Holdings. Effective as of the Resignation Date, the Executive shall no longer serve as a non-officer employee of the Company. A copy of the Executive’s resignation is attached hereto as Exhibit A. Notwithstanding Sections 3(d), (f) and (g) of the Employment Agreement regarding notice of termination of the Executive’s employment, the Date of Termination (as defined in the Employment Agreement) shall be the Resignation Date. The Company and the Executive agree that the Executive’s resignation will be treated as a termination by the Company for Good Reason under Section 3(d) of the Employment Agreement.

2. Severance Payments. Subject to the Executive’s compliance with the terms of this Resignation Agreement and General Release, the Company agrees to provide the Executive with the payments and benefits set forth in Section 4(a)(ii)-(iv) of the Employment Agreement commencing upon the Second Revocation Date (as defined below) as modified by Exhibit C annexed hereto, provided, that, as of the Resignation Date, the Executive executes and, prior to the Second Revocation Date does not revoke, a release substantially in the form set forth on Exhibit B annexed hereto. The Company also agrees to provide the Executive with (i) the payments set forth in Section 4(a)(i) of the Employment Agreement on the Second Revocation Date and (ii) the payments set forth in Section 2(c)(v) of the Employment Agreement in accordance with the provision of such Section 2(c)(v). The payments contemplated by Sections 2(c)(v) and 4(a)(i) – (iv) of the Employment Agreement (as modified by Exhibit C annexed hereto) shall be comprised of the amounts set forth on Exhibit C annexed hereto. The “Second Revocation Date” shall be the date that is seven (7) days after the date on which the Executive signs the release set forth on Exhibit B to this Separation Agreement and General Release.

3. Reimbursement for Business Expenses. The Company agrees to reimburse the Executive for all business expenses actually and reasonably incurred by the Executive in the performance of his duties during his employment in accordance with the Company policy and for which the Executive provides appropriate documentation.

4. Share Repurchase. Holdings hereby agrees to purchase the Purchased Shares for an aggregate purchase price of $1,042,500, which amount shall be paid by Holdings to Executive by check or wire transfer of such amount in a single payment no later than July 15, 2007.

5. No Other Benefits. Except as specifically set forth in this Separation Agreement and General Release, the Executive expressly acknowledges and agrees that,

effective as of the Resignation Date, the Executive is not entitled to receive any severance pay, severance benefits, compensation or employee benefits of any kind whatsoever from the Company or any of the Company Entities, and all of the Executive Options held by the Executive shall terminate as of the Resignation Date.

6. Executive’s Release of the Company Entities. (a) In consideration for the payments set forth in paragraph 2, the Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”) hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any Company Entity or any of its or their subsidiaries, divisions, affiliates and related entities and their respective current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from all rights and liabilities up to and including the date of this Agreement arising under or relating to the Employment Agreement and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), or any other federal, state or municipal ordinance relating to discrimination in employment. Nothing contained herein shall restrict the parties’ rights to enforce the terms of this Agreement.

(b) To the maximum extent permitted by law, Executive agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims which are released by this Release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of the Release set forth above.

(c) The Release set forth above specifically excludes any claim for vested benefits to which the Executive may be entitled under any benefit plan of the Company or any Company Entity in which the Executive participates (the “Company Plans”). The Executive’s entitlement to benefits under the Company Plans shall be determined in accordance with the provisions of those Plans. The Release set forth above also specifically excludes the Executive’s indemnification as an officer and employee of the Company or any Company Entity. Nothing contained in this Release shall release the Executive from his obligations, including any obligations to abide by restrictive covenants under this Agreement or the Employment Agreement, that continue or are to be performed following termination of employment.

(d) Executive represents that he is not aware of any facts or circumstances that would give rise, based on his actions, to any claims or lawsuits against the Company or any Company Entity.

(e) The parties agree that this Agreement shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce ADEA and other laws. In addition, the parties agree that this Separation Agreement and General Release shall not be used to justify interfering with the Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that the Executive knowingly and voluntarily waives all rights or claims (that arose prior to the Executive’s execution of this Agreement) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.

7. Non-Disclosure. In further consideration for the payment described in paragraph 2 above, the Executive represents that he has kept the terms of this Separation Agreement and General Release confidential. In addition, the existence of and terms and conditions of this Separation Agreement and General Release shall be held confidential by the Executive, except for disclosure (a) required by applicable laws, (b) to the Executive’s legal and financial advisors, each of whom shall be instructed by the Executive to maintain the terms of this Separation Agreement and General Release in strict confidence in accordance with the terms hereof, (c) to the Executive’s spouse, who shall be instructed by the Executive to maintain the terms of this Separation Agreement and General Release in strict confidence in accordance with the terms hereof, (d) required by order of a court or other body having jurisdiction over such matter, and (e) with the written consent of the Company.

8. Non-Disparagement. The Company and Holdings agree to instruct their respective directors and senior executive officers to refrain from criticizing or making disparaging or derogatory comments about the Executive and the Executive agrees to refrain from criticizing or making disparaging or derogatory comments about the Company or any of the Company Entities and its or their officers, directors, employees and agents, or any products or services of the Company or any of the Company Entities. Except as required by applicable law or court order, the Executive and the Company agree that (a) the press release attached as Exhibit D hereto shall be the only press release issued by the parties hereto and their respective affiliates concerning the Executive’s termination of employment and service with the Company and the Company Entities and (b) the parties and their respective affiliates shall make no public statements concerning the Executive’s termination of employment and service with the Company and the Company Entities that are inconsistent with the Press Release.

9. Full Force and Effect. Notwithstanding anything herein to the contrary, the Executive’s obligations under Sections 5, 6 and 7 of the Employment Agreement shall continue following the Resignation Date. As of and after the Resignation Date, Sections 5, 6, 7, 9, and 10 of the Employment Agreement shall survive in accordance with their terms, and the remainder of the Employment Agreement shall be void and of no further force and effect, except to the extent that definitions of capitalized terms are set forth therein.

10. Cooperation. For one year following the Resignation Date, the Executive shall reasonably cooperate with the Company and the Company Entities without further compensation or consideration (except for reimbursement of ordinary, necessary and reasonable business expenses for legal fees, food, transportation and/or lodging, if any, incurred in fulfillment of a reasonable specific request for cooperation) in connection with business activities in which the Executive was involved or had knowledge, provided that (i) the Company and the Company Entities in requesting such cooperation shall reasonably accommodate the Executive’s schedule so as not to interfere with his other professional commitments and (ii) such cooperation shall not occupy more than 10 hours of the Executive’s time in any month or more than 50 hours of the Executive’s time over the course of such one-year period. Such cooperation shall include, but not be limited to, reasonably requested sworn testimony.

11. ADEA Rights. The Executive acknowledges that the Company has specifically advised him of the right to seek the advice of an attorney concerning the terms and conditions of this Agreement. The Executive further acknowledges that he has been furnished with a copy of this Separation Agreement and General Release, and he has been afforded twenty-one (21) days in which to consider the terms and conditions set forth above prior to signing the Separation Agreement and General Release. By executing this Separation Agreement and General Release, the Executive affirmatively states that he has had sufficient and reasonable time to review this Separation Agreement and General Release and to consult with an attorney concerning his legal rights prior to the final execution of this Agreement. The Executive further agrees that he has carefully read this Separation Agreement and General Release and fully understands its terms. The Executive understands that he may revoke this Agreement within seven (7) days after signing this Separation Agreement and General Release (the “Revocation Period”). Revocation of the Separation Agreement and General Release must be made in writing and must be received by Stan Parker at Apollo Management, L.P., 9 West 57th Street, New York, NY 10019 within the time period set forth above.

12. Counterparts. This Separation Agreement and General Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

13. Entire Agreement. This Separation Agreement and General Release comprises the parties’ entire agreement in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, except as otherwise provided in this Separation Agreement and General Release and the Employment Agreement as amended hereby.

14. Tax Withholding. Notwithstanding any other provision of this Separation and Release Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such minimum Federal, state and/or local taxes, FICA and such other deductions as may be required to be withheld under any applicable law or regulation.

15. Choice of Law. This Separation and Release Agreement will be governed by and construed in accordance with the laws of the state of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of Delaware to be applied. In furtherance of the foregoing, the internal law of the state of Delaware will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

MOMENTIVE PERFORMANCE MATERIALS INC.

By: /s/ Justin Stevens
Title: Vice President and Secretary

MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC.

By: /s/ Justin Stevens
Title: Vice President and Secretary

/s/ Wayne Hewett
Wayne Hewett

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